Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Continued Strong Earnings
MIDDLEFIELD, OHIO, October 31, 2011 ♦♦♦♦ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced results for the quarter and nine months ended September 30, 2011.
•	Net income of $1,079,000, up 133% from the third quarter of 2010.
•	Total assets increased $28.5 million, or 4.5%, from December 31, 2010.
•	Net interest income in a year-to-year comparison grew $2.3 million or 17.1%.
•	Total deposits stood at $587.2 million, an increase of 3.9% for the nine month period.
•	Diluted earnings per common share for the quarter were $0.63.
•	Tangible book value per share at September 30, 2011 stood at $23.99.
The company reported that earnings for the third quarter ended September 30, 2011, were $1,079,000 compared to earnings of $463,000 for the same period in the prior year. Fully diluted earnings per share for the 2011 quarter were $0.63, while those reported for the 2010 period were $0.29.
Net income for the nine months ended September 30, 2011 was $2,801,000, a $978,000, or 53.6% increase from the $1,823,000 earned during the same period of 2010. Year-to-date diluted earnings per share were $1.69 in 2011 compared to $1.16 in 2010.
During the 2011 third quarter, net interest income increased $778,000 from the third quarter of 2010. The provision for loan losses in the third quarter of 2011 stood at $920,000, which was $306,000 less than the same period of 2010. Total non-interest expense increased $164,000, while non-interest income during the third quarter of 2011 was $9,000 below that reported in the same period of 2010.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2011 third quarter were 11.11% and 0.66%, respectively, compared with 4.54% and 0.29% for the third quarter of 2010. The nine month period ending September 30, 2011 saw ROE and ROA of 9.82% and 0.59%, respectively. The comparable period 2010 results were 6.31% and 0.41%.

“We are pleased to report continued strong financial results for the third quarter and year-to-date periods, especially in light of an economic environment that continues to be extremely challenging,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We have continued to enhance our profitability by following solid banking fundamentals.”
“Obviously, we are pleased with the improvement in our net interest margin. This has been achieved through managing our cost of funding, while properly pricing quality loans. With the Fed’s actions to hold short-term rates low into mid-2013, while also introducing Operation Twist, we are working to maintain a solid net interest margin so as to remain a strong community bank.”
“Our focus remains on delivering excellent customer service, offering a dynamic suite of products, and maximizing value for our shareholders,” Caldwell concluded.
Asset Quality
For the nine months ended September 30, 2011, the provision for loan losses increased 5.5% to $2,485,000, which compares to the $2,355,000 for the same period of 2010. For the three month period ended September 30, 2011, the provision for loan losses was $920,000. During the same period of 2010, the provision was $1,226,000. Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. stated “Our asset quality numbers are a reflection of the economic uncertainty that continues on a national scale. This continued weakness remains a concern and warrants measures to provide for the sound operation of our company.”
Stacy continued, “We are, however, finding that our problem credits have been properly identified as the increase in our non-performing assets has stabilized. Expectations are that an improvement in our asset quality numbers will be seen as we move into 2012.”
The increased loan loss provision has significantly outpaced loan charge-offs. Net charge-offs for the third quarter of 2011 were 0.10% of average loans, while the ratio for the first nine months of 2011 was 0.30%. The ratio of the allowance for loan losses to total loans stood at 1.95% at September 30, 2011, compared to the 1.63% reported at September 30, 2010. Based upon the evaluation of the allowance for loan losses, it is the belief of management that, as of September 30, 2011, the allowance for loan losses was adequate and reflects probable incurred losses within the portfolio.
Net Interest Income
Net Interest Income totaled $15.5 million for the first nine months of 2011. This represents an increase of 17.1 % from the $13.3 million reported for the comparable period of 2010. The improvement in net interest income was primarily generated by an increase in both average earning assets and net interest margin. Interest income on investment securities increased $0.2 million while the company experienced a decrease in interest expense on deposits of $1.4 million. Continued action by the Federal Open Market Committee to hold interest rates at historic low levels has provided the company the opportunity to continue to lower funding costs. The pricing environment for new loans remains highly competitive within the company’s markets. Interest earnings on loans did increase $0.5 million from the year ago period. This increase in earnings on loans was achieved in spite of the level of non-performing loans.
For the three month period ended September 30, 2011 compared to the same period of 2010, Middlefield’s net interest income was up 16.9%, or $0.8 million. The positive variance was based on an increase of $0.2 million from the loan portfolio, coupled with a decrease of $0.1 million from the investment portfolio and a decrease in deposit costs of $0.6 million.
The net interest margin for the first nine months of 2011 was 3.69%, representing an increase from the 2010 same period result of 3.39%. The yield on earning assets dropped 18 basis points, while the cost of interest-bearing liabilities experienced a decrease of 51 basis points.

Non-Interest Income and Operating Expenses
Non-interest income decreased $9,000 for the three-month period of 2011 from the comparable 2010 period. Lower service charges on deposit accounts are attributable to Federal regulatory changes to overdraft rules. For the first nine months of 2011, deposit services charges were $22,000 below the same period of 2010. This was offset by an increase in investment services income as well as the collection of rents on OREO properties.
Non-interest expense of $3,906,000 for the third quarter of 2011 was 4.4%, or $164,000 higher than the third quarter of 2010. Increases in salaries and employee benefits of $211,000 are primarily attributable to staff additions, as well as an increase in health insurance costs. Cost associated with the administration and liquidation of delinquent loans, OREO properties and foreclosures were the primary contributors to higher 2011 non-interest expenses.
For the nine month period of 2011, total operating costs were $775,000, or 7.0%, above those of the 2010 comparable period. Contributing to the increase were salaries and employee benefits and increased other expenses. The higher 2011 other expense figure is primarily attributable to costs directly related to loan quality issues, including loan and other real estate owned expense in the company’s non-bank subsidiary, EMORECO, Inc.
Balance Sheet Growth
The company’s total assets as of September 30, 2011 stood at $660.7 million, an increase of 4.5% over the $632.2 million in total assets reported at December 31, 2010. Net loans at September 30, 2011, were $381.0 million, up $16.7 million, or 4.6%, over the $366.3 million reported at December 31, 2010. Total deposits at the end of the third quarter 2011 were $587.2 million, or 3.9% greater than the deposit level of $565.3 million at December 31, 2010.
The investment portfolio, which is entirely classified as available for sale, stood at $204.5 million at September 30, 2011. This figure represented growth within that portfolio of $2.7 million from the prior year-end. Stockholders’ equity at September 30, 2011, was $46.7 million. Book value per share as of September 30, 2011, was $26.59.
Dividends
During the third quarter of both 2011 and 2010, Middlefield paid cash dividends of $0.26 per share.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $660.7 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
(Dollar amounts in thousands)
September 30, 2011 and 2010 and December 31, 2010

	(unaudited)		(unaudited)
	September	December	September
	30,	31,	30,
Balance Sheet (period end)	2011	2010	2010

Assets
Cash and due from banks	$21,269	$10,473	$13,645
Federal funds sold	22,318	20,162	37,701
Interest-bearing deposits in other institutions	—	—	124

Cash and cash equivalents	43,587	30,635	51,470
Investment securities available for sale	204,455	201,772	195,101
Loans:	388,558	372,498	365,219
Less: reserve for loan losses	7,574	6,221	5,971

Net loans	380,984	366,277	359,248
Premises and equipment	8,042	8,179	8,222
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,188	7,979	7,911
Accrued interest receivable and other assets	10,864	12,796	10,578

Total Assets	$660,679	632,197	637,089

	September	December	September
	30,	31,	30,
	2011	2010	2010

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$60,806	$53,391	$55,448
Interest bearing demand deposits	61,483	48,869	44,232
Money market accounts	76,851	71,105	71,097
Savings deposits	166,531	146,993	141,693
Time deposits	221,567	244,893	251,021

Total Deposits	587,238	565,251	563,491
Short-term borrowings	6,908	7,632	7,762
Other borrowings	17,955	19,321	22,035
Other liabilities	1,915	1,971	2,111

Total Liabilities	614,016	594,175	595,399

Common equity	31,112	28,429	28,315
Retained earnings	17,335	15,840	15,558
Accumulated other comprehensive income	4,950	487	4,551
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	46,663	38,022	41,690

Total Liabilities and Stockholders’ Equity	$660,679	$632,197	$637,089

Consolidated Selected Financial Highlights
September 30, 2011 and 2010
(Dollar amounts in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Income Statement	2011	2010	2011	2010

INTEREST INCOME
Interest and fees on loans	$5,555	$5,325	$16,255	$15,721
Interest-bearing deposits in other institutions	4	3	8	10
Federal funds sold	0	15	13	38
Investment securities
Taxable interest	1,220	1,290	3,832	3,832
Tax-exempt interest	724	702	2,124	1,941
Dividends on stock	25	33	76	82

Total interest income	7,528	7,368	22,308	21,624
INTEREST EXPENSE
Deposits	1,836	2,391	5,877	7,249
Short term borrowings	59	66	177	186
Other borrowings	100	147	313	520
Trust preferred securities	139	148	412	412

Total interest expense	2,134	2,752	6,779	8,367

NET INTEREST INCOME	5,394	4,616	15,529	13,257

Provision for loan losses	920	1,226	2,485	2,355

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,474	3,390	13,044	10,902

NONINTEREST INCOME
Service charges on deposits	455	473	1,299	1,321
Net securities gains (losses)	6	18	(16)	45
Earnings on bank-owned life insurance	70	72	209	204
Other income	155	132	487	419

Total non-interest income	686	695	1,979	1,989

NONINTEREST EXPENSE
Salaries and employee benefits	1,754	1,543	5,388	4,767
Occupancy expense	242	224	737	717
Equipment expense	175	156	488	558
Data processing costs	162	160	515	575
Ohio state franchise tax	126	134	351	404
Federal deposit insurance expense	176	197	673	589
Professional fees	181	110	577	490
Loss on sale of other real estate owned	195	536	498	750
Other operating expense	895	682	2,676	2,278

Total non-interest expense	3,906	3,742	11,903	11,128

Income before income taxes	1,254	343	3,120	1,763
Provision for income taxes	175	(120)	319	(60)

NET INCOME	$1,079	$463	$2,801	$1,823

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Per common share data
Net income per common share — basic	$0.63	$0.29	$1.69	$1.16
Net income per common share — diluted	$0.63	$0.29	$1.69	$1.16
Dividends declared	$0.26	$0.26	$0.78	$0.78
Book value per share(period end)	$26.59	$26.31	$26.59	$26.31
Tangible book value per share (period end)	$23.99	$23.44	$23.99	$23.44
Dividend payout ratio	44.11%	88.55%	46.63%	67.22%
Average shares outstanding — basic	1,704,677	1,578,832	1,658,415	1,571,762
Average shares outstanding -diluted	1,704,677	1,578,832	1,658,415	1,572,726
Period ending shares outstanding	1,754,856	1,584,281	1,754,856	1,584,281

Selected ratios
Return on average assets	0.66%	0.29%	0.59%	0.41%
Return on average equity	11.11%	4.54%	9.82%	6.31%
Yield on earning assets	5.14%	5.26%	5.20%	5.38%
Cost of interest bearing liabilities	1.56%	2.08%	1.68%	2.19%
Net interest spread	3.58%	3.19%	3.52%	3.19%
Net interest margin	3.75%	3.39%	3.69%	3.39%
Efficiency (1)	60.53%	65.97%	63.99%	68.50%
Equity to assets at period end	7.12%	6.54%	7.12%	6.54%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	September	September
	30,	30,
Asset quality data	2011	2010
(Dollar amounts in thousands)

Non-accrual loans	$17,805	$19,999
Troubled debt restructuring	4,337	603
90 day past due and accruing	583	381

Non-performing loans	22,725	20,983
Other real estate owned	2,173	2,016

Non-performing assets	$24,898	$22,999

Allowance for loan losses	$7,574	$5,971
Allowance for loan losses/total loans	1.95%	1.63%
Net charge-offs:
Quarter-to-date	$373	$1,089
Year-to-date	1,132	1,321
Net charge-offs to average loans
Quarter-to-date	0.10%	0.30%
Year-to-date	0.30%	0.37%
Non-performing loans/total loans	5.85%	5.75%
Allowance for loan losses/non-performing loans	33.33%	28.46%